Exhibit 99.4
CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent to the reference to our name and description of our role in the valuation process of certain residential real estate assets of Pacific Oak Strategic Opportunity REIT, Inc. (the “Company”) being included or incorporated by reference into the Company’s Registration Statement on Form S-3 (File No. 333-156633) and the related prospectus, included therein, by being filed on an Annual Report on Form 10-K for the fiscal year ended December 31, 2020. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended; nor do we consent to, adopt or otherwise express any views as to the accuracy or completeness of any other representations in the referenced documents.

March 26, 2021	/s/ ClearCapital.com, Inc.
ClearCapital.com, Inc.